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                                                                   EXHIBIT 23.8



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 (Amendment No. 1) (333-20667) and related Prospectus of Republic Industries, Inc. and to the incorporation by reference therein of our report dated October 31, 1996, with respect to the combined financial statements of Grubb Automotive, Inc., Jack Sherman Chevrolet, Inc., Lou Grubb Chevrolet, Inc., Lou Grubb Ford, Inc., Lou Grubb Saturn, Inc., and Saturn of Tempe, Inc. as of and for the year ended December 31, 1995 included in Republic Industries, Inc.'s Current Report on Form 8-K dated January 27, 1997, filed with the Securities and Exchange Commission.



                                                               ERNST & YOUNG LLP



Phoenix, Arizona
February 3, 1997